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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 WEEKLY, JOHN W.
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       (Last)                       (First)                    (Middle)

                               c/o Mutual of Omaha
                              Mutual of Omaha Plaza
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                                    (Street)

                              Omaha, Nebraska 68175
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       (City)                       (State)                     (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                   MIDWEST EXPRESS HOLDINGS, INC. (NYSE: MEH)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 April 30, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
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                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                 04/30/03               A(1)             514         A     $2.92     10,773         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of De-    ship
                                                                                                           rivative  Form
                2.                                5.                                                       Securi-   of
                Conver-                           Number of                      7.                        ties      Deriv-  11.
                sion                              Derivative                     Title and Amount          Benefi-   ative   Nature
                or               3A.              Securities  6.                 of Underlying     8.      cially    Secur-  of
                Exer-            Deemed  4.       Acquired    Date               Securities        Price   Owned     ity:    In-
                cise     3.      Execu-  Trans-   (A) or      Exercisable and    (Instr. 3 and 4)  of      Follow-   Direct  direct
                Price    Trans-  tion    action   Disposed    Expiration Date    ----------------  Deriv-  ing       (D) or  Bene-
1.              of       action  Date,   Code     of(D)       (Month/Day/Year)            Amount   ative   Reported  In-     ficial
Title of        Deriv-   Date    if any  (Instr.  (Instr. 3,  ----------------            or       Secur-  Transac-  direct  Owner-
Derivative      ative    (Mo./   (Mo./   8)       4 and 5)    Date      Expira-           Number   ity     tion(s)   (I)     ship
Security        Secur-   Day/    Day/    ------   ----------  Exer-     tion              of       (Instr  (Instr    (Instr  (Instr
(Instr. 3)      ity      Year)   Year)   Code V    (A)   (D)  cisable   Date      Title   Shares   5)      4)        4)      4)
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None
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Explanation of Responses:

(1)  Payment of board of directors meeting fees in stock under the Issuer's 1995 Stock Plan for Outside Directors, based on the market price of stock on 04/30/03.

                                                                                  JOHN W. WEEKLY

**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                          /s/ Patrick G. Quick                     05/02/03
                                                                                  -------------------------------------   ----------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person           Date
                                                                                  By Patrick G. Quick, attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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